Exhibit 10.1

GENCORP INC.
1999 EQUITY AND PERFORMANCE INCENTIVE PLAN
Director
Nonqualified Stock Option Agreement

     WHEREAS, _____(the “Optionee”) is a Director of GenCorp Inc. (the “Company”);

     WHEREAS, the grant of a stock option to the Optionee has been duly authorized by a resolution of the Organization & Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company effective as of ____________________(the “Date of Grant”); and

     WHEREAS, the option granted hereunder is intended to be a nonqualified stock option and will not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Internal Revenue Code of 1986 (the “Code”).

     NOW, THEREFORE, pursuant to the Company’s 1999 Equity and Performance Incentive Plan (the “Plan”), the Company hereby grants to the Optionee an option (the “Option”) pursuant to this Nonqualified Stock Option Agreement (the “Agreement”) to purchase _____________ (______) shares of the Company’s common stock, par value $.10 per share (“Stock”), at the price of _____________ ($_____) per share (the “Option Price”), and agrees to cause certificates for any shares of Stock purchased hereunder to be delivered to the Optionee upon full payment of the Option Price, subject to the applicable terms and conditions of the Plan and this Agreement.

     1.     Exercisability of Option.

             (a)  Unless and until terminated as hereinafter provided, the Option will become exercisable to the extent of one-third of the Stock hereinabove specified on each of the first three anniversaries of the Date of Grant for so long as the Optionee remains a Director of the Company. To the extent that the Option will have so become exercisable, it may be exercised in whole or in part from time to time.

             (b)  Notwithstanding the provisions of Subsection (a) of this Section, the Option will become immediately exercisable in full upon the occurrence of a change in control of the Company. For purposes of this Agreement, the term “change in control” will have the meaning given such term under the Plan as in effect on the Date of Grant.

     2.     Exercise of Option.

             (a)  The Option may be exercised only by (i) delivery of a signed and dated Stock Option Exercise Form to the Company in accordance with instructions provided with the Stock Option Exercise Form, and (ii) payment of the Option Price in accordance with Section 3. For all purposes, including the determination of applicable tax reporting and withholding, the

Exercise Date will be the date entered next to the Optionee’s signature on the Option Exercise Form. The Company will not fill in the Exercise Date under any circumstances.

             (b)  The Exercise Date can be no earlier than the date the Stock Option Exercise Form is delivered to the Company regardless of the method of delivery (i.e., by fax, by hand, by overnight courier, etc.)

     3.     Payment of Option Price.

     The Option Price is payable:

             (a)  in cash or by certified or cashier’s check or other cash equivalent acceptable to the Company payable to the order of the Company;

             (b)  by Stock (including by attestation) owned by the Optionee for (i) more than one year prior to the date of exercise and for more than 2 years from the date on which the option was granted, if they were originally acquired by the Optionee pursuant to the exercise of an incentive stock option, or (ii) more than 6 months prior to the date of exercise, if they were originally acquired by the Optionee other than pursuant to the exercise of an incentive stock option;

             (c)  by a combination of Stock and cash or certified or cashier’s check; or

             (d)  through arrangements (satisfactory to the Company) made by the Optionee with a bank or broker that is a member of the National Association of Securities Dealers, Inc. to sell on the date of exercise a sufficient number of shares of Stock being purchased so that the net proceeds of the sale transaction will at least equal the aggregate Option Price and pursuant to which the bank or broker undertakes to deliver the aggregate Option Price to the Company not later than the date on which the sale transaction will settle in the ordinary course of business.

     4.     Term of Option.

             (a)  Exercisable Options. An Option that has become exercisable will terminate on the date which is ten years from the Date of Grant.

             (b) Options Not Yet Exercisable. An Option that has not become exercisable prior to the termination of the Optionee’s service as a Director with the Company for any reason will terminate on the date of termination of such service.

     In the event that the Optionee’s service as a Director with the Company is terminated for Cause, the Option will terminate as of the time of such termination, notwithstanding any other provision of this Agreement.

     5.     Transferability.

             (a)  The Option may not be transferred except by will or the laws of descent and distribution and may not be exercised during the lifetime of the Optionee except by the Optionee or the Optionee’s guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

             (b)  Notwithstanding the provisions of Section 5(a), the Options shall be transferable by an Optionee without payment of consideration therefor by the transferee, to any one or more members of the Optionee’s Immediate Family (or to one or more trusts established solely for the benefit of such Optionee and/or one or more members of the Optionee’s Immediate Family or to one or more partnerships in which the only partners are such Optionee and/or members of the Optionee’s Immediate Family); provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Optionee. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Optionee” shall be deemed to refer to the transferee. The effects of termination of service as a Director of Sections 1 and 4 shall continue to be applied with respect to the original Optionee, following which the Options shall be exercisable by the transferee only to the extent, and for the period specified in this Agreement.

     6.     Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

     7.     Adjustments. The Committee will make any adjustments in the Option Price and in the number and kind of shares of stock or other securities covered by this Agreement that the Committee may determine to be equitably required to prevent dilution or enlargement of the Optionee’s rights under this Agreement that would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (c) other corporate transaction or event having an effect similar to any of the foregoing.

     8.     Taxes/Withholding.

             (a)   The Company will compute and report all taxes related to an exercise of an Option based upon the Market Value of GenCorp Inc. Common Shares on the Exercise Date. Market Value is defined under the Plan as the closing price of GenCorp Inc. Common Shares on the date the Option was exercised as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal. The amount of taxable income reported in connection with an Option exercise will not be affected by (i) previous or subsequent market fluctuations, or (ii) when and if the Optionee sells any Shares acquired by exercising the Option.

             (b)  To the extent that the Company is required to withhold federal, state, local, FICA, Social Security or foreign taxes in connection with Stock obtained upon the exercise of the Option, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such Stock that the Optionee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. If necessary, the Committee may require relinquishment of a portion of such Stock for the payment of taxes.

     9.     Retention Rights. The Plan and this Agreement will not confer upon the Optionee any right with respect to the continuance of service as a Director with the Company and will not interfere in any way with any right that the Company would otherwise have to terminate the service of the Optionee as a Director at any time.

     10.     Relation to Other Benefits. Any economic or other benefit to the Optionee under this Agreement will not be taken into account in determining any benefits to which the Optionee may be entitled under any retirement or other benefit or compensation plan maintained by the Company unless provided otherwise in any such plan.

     11.     Notices. Any notice necessary under this Agreement will be addressed to the Company or the Committee at the principal executive office of the Company and to the Optionee at the address appearing in the records of the Company for such Optionee, or to either party at such other address as either party may designate in writing to the other. Any such notice will be deemed effective upon receipt thereof by the addressee.

     12.     Agreement Subject to the Plan. The Option Rights granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.

     13.     Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Optionee under this Agreement without the Optionee’s consent.

     14.     Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

     15.     Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Ohio.

     16.     Certain Defined Terms. In addition to the terms defined elsewhere herein, when used in the Agreement, terms with initial capital letters have the meaning given such term under the Plan, as in effect from time to time.

     This Agreement is executed as of the ____ day of ______________, 200__.

GENCORP INC.

By:	Robert A. Wolfe Chairman, Chief Executive Officer and President

     The undersigned Optionee hereby acknowledges receipt of an executed original of this Nonqualified Stock Option Agreement and accepts the Option subject to the applicable terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Optionee

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